EXHIBIT 99.1

February 3, 2009

Dow Reports Fourth Quarter and Full-Year Results
Dow Generates Substantial Cash Flow In Fourth Quarter Despite Lower Earnings;
Dow AgroSciences Sets Full-Year Sales and EBIT Records

Fourth Quarter 2008 Highlights

•
The Company reported a loss of $1.68 per share; excluding certain items, the loss was $0.62 per share. Earnings in the fourth quarter of 2007 were $0.49 per share; excluding certain items, earnings in the fourth quarter of 2007 were $0.84 per share. (See Supplemental Information at the end of the release for a description of these items.) In addition, earnings for the quarter were reduced by a much higher effective tax rate, which  was unfavorably impacted by several items totaling $295 million, equivalent to $0.32 per share.

•
The Company delivered on its fourth quarter commitments related to generating cash and controlling costs as outlined in October 2008. Management interventions contributed to cash provided by operating activities of $2.2 billion and free cash flow(1) of $1.2 billion in the quarter.

•
Sales for the fourth quarter were down 23 percent from the same period last year to $10.9 billion. Volume declined 17 percent, and was down in all operating segments and in all geographic areas, reflecting the global economic downturn as well as the de-stocking that occurred through most value chains.

•
The Company reduced production to match market conditions. This resulted in historically low operating rates, particularly in December which was 44 percent. For the quarter, the operating rate was 64 percent, a rate not seen in more than 25 years.

•
Price was down 6 percent in the quarter, as a 4 percent increase in the Performance segments was more than offset by a 15 percent decline in the Basics segments. The decline in Basics was principally due to a 23 percent drop in feedstock and energy costs versus the same quarter last year.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.
(1) Free cash flow is defined as “Cash provided by operating activities” of $2,249 million less “Capital expenditures” of $692 million less “Dividends paid to stockholders” of $389 million.

2008 Full-Year Highlights

•	Cash provided by operating activities was $4.7 billion in 2008, an improvement of more than $200 million versus 2007, against deteriorating economic conditions.

•
Despite the sales decline in the fourth quarter, 2008 sales increased 7 percent compared with 2007, setting another record for the Company of $57.5 billion. Price increased 12 percent, while volume was down 5 percent.

•
Dow AgroSciences reported full-year sales and EBIT(2) records. Sales grew 20 percent to $4.5 billion, reflecting an 8 percent increase in volume and a 12 percent increase in price, and delivering EBIT of $761 million.

•	Equity earnings declined to $787 million from $1.1 billion in 2007, reflecting the global demand destruction that took place in the fourth quarter of 2008.

•
Dow reported full-year earnings of $0.62 per share; excluding certain items, earnings for the year were $1.82 per share. Earnings for 2007 were $2.99 per share; excluding certain items, earnings for 2007 were $3.76 per share. (See Supplemental Information at the end of the release for a description of these items.)

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“With a global economic crisis unfolding during the quarter, we responded with speed and urgency to get ahead of the demand destruction that continued to accelerate as we approached the end of the year. We immediately put in place a full array of aggressive cash generation and cost and capital control measures that delivered results. We remain intensely focused on those actions that we can control and will continue to do so throughout 2009.”

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
(In millions, except for per share amounts)	2008	2007	2008	2007
Net Sales	$10,899	$14,227	$57,514	$53,513
Net Income (Loss)	$(1,552)	$472	$579	$2,887
Earnings (Loss) per Common Share	$(1.68)	$0.49	$0.62	$2.99
Earnings (Loss) per Common Share Excluding Certain Items	$(0.62)	$0.84	$1.82	$3.76

(2) Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income (Loss) Available for Common Stockholders” is provided following the Operating Segments table.

Review of Fourth Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $10.9 billion for the fourth quarter of 2008, representing a 23 percent decline compared with the same period last year.

The Company reported a net loss of $1,552 million, reflecting the impact of net after-tax charges of $978 million related to restructuring activities, goodwill impairment losses, the impact of Hurricanes Gustav and Ike, K-Dow related expenses, purchased in-process research and development charges (“IPR&D”), and expenses related to the Company’s announced acquisition of Rohm and Haas Company. This compares with net income of $472 million in the fourth quarter of 2007, which reflected the impact of after-tax charges of $447 million related to restructuring activities and an adjustment to IPR&D, which were partially offset by a reduction in the provision for income taxes of $113 million related to a change in the legal ownership structure of EQUATE. (See Supplemental Information at the end of the release for a description of these items.)

Dow reported a loss per share of $1.68, which included charges totaling $1.06 for the items referenced above. This compares with earnings per share of $0.49 in the year ago period, which included net charges of $0.35 per share for the items referenced above.

Price was down 6 percent versus the same quarter last year, as a 15 percent decline in the combined Basics segments was partially offset by an increase of 4 percent in the combined Performance segments. Performance Chemicals reported price gains of 9 percent, while Agricultural Sciences was up 6 percent.

Volume declined 17 percent, and was down in all operating segments and in all geographic areas, reflecting the global economic downturn as well as the de-stocking that occurred through most value chains.

Purchased feedstock and energy costs were down 23 percent versus the same quarter last year, contributing to the decline in prices reported in the Basics segments.

Despite prices declining at a slower pace than feedstock and energy costs, the widespread demand destruction in the quarter resulted in margin compression. The Company reduced production to match poor market conditions, which resulted in historically low operating rates, particularly in December which was 44 percent. For the full quarter, the operating rate was 64 percent – a rate not seen in more than 25 years – which led to higher unabsorbed fixed costs.

Equity earnings/losses were a net loss of $4 million, as nonconsolidated affiliates reported margin compression due to volume and price declines brought on by global recessionary pressures.

Selling, Administrative and Research and Development (“SARD”) expenses decreased 9 percent year over year, reflecting the Company’s strict spending discipline even as strategic bolt-on acquisitions by Dow AgroSciences continued.

The Company delivered on its fourth quarter commitments related to generating cash and controlling costs as outlined in October 2008. Management interventions contributed to cash provided by operating activities of $2.2 billion and free cash flow of $1.2 billion in the quarter.

Dow’s effective tax rate for the quarter was unfavorably impacted by several items totaling $295 million (equivalent to $0.32 per share), including higher foreign income taxes, principally in Canada; U.S. tax on increased dividends from foreign subsidiaries; and valuation allowances recorded against deferred tax assets.

“With a global economic crisis unfolding during the quarter, we responded with speed and urgency to get ahead of the demand destruction that continued to accelerate as we approached the end of the year,” said Andrew N. Liveris, chairman and chief executive officer. “We immediately put in place a full array of aggressive cash generation and cost and capital control measures that delivered results. We remain intensely focused on those actions that we can control and will continue to do so throughout 2009.”

Performance Plastics

Sales in the Performance Plastics segment were $3.16 billion, down 20 percent from the same period last year. Price increased 1 percent, while volume declined 21 percent. Polyurethanes reported a loss of volume reflecting global weakness in furniture, automotive, appliance and bedding applications. Dow Epoxy reported stable demand in metal coating applications used in food packaging, marine coatings and in coatings for pipelines and other infrastructure applications, as ongoing projects progressed on schedule. These gains, however, were more than offset by declines in industrial coatings used in building and construction applications. Dow Automotive reported significant volume declines, due to the broadening global downturn in vehicle production. The Specialty Plastics and Elastomers business also posted a decrease in volume, due to sluggish demand in automotive, footwear and building applications. Demand for telecommunication fiber optic cables in the Wire and Cable business increased, as did demand for power cable used in commercial construction segments. The Performance Plastics segment reported a loss in fourth quarter EBIT of $479 million, which included charges of $111 million for restructuring, a goodwill impairment loss of $209 million, and $13 million related to the impact of Hurricanes Gustav and Ike. This compares with fourth quarter EBIT of $158 million in the same quarter last year, which included restructuring charges of $184 million.

Performance Chemicals

Performance Chemicals reported a 7 percent decrease in sales to $1.97 billion versus sales of $2.13 billion in the fourth quarter of 2007. Globally, price was up 9 percent while volume decreased 16 percent. Pricing showed resilience in the quarter, and was up in all geographic areas and in all businesses. However, results were negatively impacted by double-digit declines in volume in all geographic areas. Price was up in Designed Polymers, due in part to strength in food and pharmaceutical end-use markets served by Dow Wolff Cellulosics, and in Dow Water Solutions, which reported favorable demand for reverse osmosis membranes used in sulfate removal applications. Continued volume declines for cellulosics used in the automotive and construction industries negatively impacted overall results at Dow Wolff Cellulosics. Dow Emulsion Polymers reported ongoing weakness in paper and carpet applications, the latter reflecting the global slowdown in the housing sector. Equity earnings increased year over year, driven by results at Dow Corning. EBIT for Performance Chemicals was $174 million for the quarter, reflecting charges of $25 million for restructuring and the impact of the two hurricanes. This compares with EBIT of $124 million in the same quarter last year, which included a net $83 million of restructuring charges and an adjustment to IPR&D.

Agricultural Sciences

The Agricultural Sciences segment posted record fourth quarter sales of $885 million, 2 percent higher than the same quarter last year. This marked the tenth consecutive quarter that Dow AgroSciences has recorded a sales record versus the comparative period of the prior year. Volume declined 4 percent, and price increased 6 percent. Price was up in all geographic areas except Asia Pacific, while both price and volume increased in North America. Seed sales increased versus the same quarter last year, led by U.S. corn sales and sunflower sales in Latin America. Sales of agricultural chemicals declined due to product shortages and lack of available credit for farmers in some regions. Continuing its strategic growth agenda, Dow AgroSciences acquired Brodbeck Seeds, Südwestsaat GbR and the corn assets of Coodetec in Brazil, bringing the number of acquisitions since May 2007 to nine. New products aminopyralid, penoxsulam, pyroxsulam and spinetoram continued to ramp-up successfully. Fourth quarter EBIT for Agricultural Sciences was $34 million, which included a charge of $17 million for IPR&D related to a recent acquisition and $3 million in restructuring charges. This compares with a loss of $38 million in the same period last year, which included restructuring charges of $77 million.

Basic Plastics

Basic Plastics sales declined 38 percent to $2.17 billion compared with sales of $3.49 billion in the same period last year. Price decreased 15 percent, due in large part to rapidly declining hydrocarbon and energy prices. Volume was down 23 percent, reflecting the collapse in demand that took place in the quarter. Double-digit volume declines were reported in all geographic areas and across all polymer families. Volume was also negatively impacted by the shutdown of polypropylene capacity in St. Charles, Louisiana, in 2007; the sale of polyethylene assets in Cubatão, Brazil in 2007; the joint venture formation of Americas Styrenics in May 2008; and the impact of Hurricanes Gustav and Ike. Polyethylene reported stable demand in food and specialty packaging applications as the global economic downturn resulted in more in-home dining, while underlying demand for polypropylene was down due to global slowdowns in the housing and automotive sectors. Equity earnings/losses were a net loss of $54 million due to lower earnings at EQUATE, Equipolymers, and Siam Polyethylene. EBIT for the Basic Plastics segment was a loss of $315 million, which included restructuring charges of $148 million, a goodwill impairment loss of $30 million, and charges of $3 million related to the impact of the hurricanes. This compares with EBIT of $394 million in the year-ago period, which included restructuring charges of $88 million.

Basic Chemicals

Basic Chemicals sales for the quarter decreased 39 percent year over year to $992 million from $1.63 billion in 2007. Volume was down 33 percent, while price declined 6 percent. Double-digit volume declines were reported in all geographic areas. Compared with the same period last year, volume was lower due to the sale of the caustic soda business in Western Canada in December 2007. Caustic soda prices continued to benefit from ongoing favorable industry supply/demand fundamentals, while demand for vinyl chloride monomer used in polyvinylchloride (“PVC”) production declined further, as end-use applications for PVC, namely residential building and construction applications, remained extremely weak. Volumes were down substantially in the Ethylene Oxide/Ethylene Glycol (“EO/EG”) business due to unfavorable industry fundamentals, new capacity from Middle Eastern suppliers, and worsening demand for polyester fiber in Asia Pacific. Equity earnings/losses were a net loss of $20 million in the quarter, reflecting depressed operating results at MEGlobal, EQUATE and OPTIMAL. Fourth quarter EBIT was a loss of $237 million, which included restructuring charges of $103 million and charges of $15 million related to the impact of the two hurricanes. This compares with EBIT of $309 million in the same period last year, which included a restructuring charge of $7 million.

Review of Results for 2008

Dow reported record annual sales of $57.5 billion, 7 percent higher than last year’s record of $53.5 billion. Price increased 12 percent, with increases in every operating segment and in all geographic areas, principally due to higher feedstock and energy costs, which were up $5.9 billion compared with 2007.

Volume was down 5 percent, with declines in all geographic areas except India, Middle East and Africa, and in all segments except Agricultural Sciences, which reported a volume gain of 8 percent, and Hydrocarbons and Energy, which was up 5 percent.

Equity earnings declined to $787 million from $1.1 billion in 2007, reflecting the global demand destruction that took place in the fourth quarter of 2008, as well as the decline in global energy markets.

Net income for the year was $579 million, which included certain items with a net unfavorable impact of $1.1 billion. This compares with net income in 2007 of $2.9 billion, which included certain items with a net unfavorable impact of $735 million. (See Supplemental Information at the end of the release for a description of these items.)

Cash provided by operating activities was $4.7 billion in 2008, an improvement of more than $200 million versus 2007, despite deteriorating economic conditions.

At year-end, the funded status of the Company’s defined benefit pension plans declined due to the reduction in global equity markets, resulting in an after-tax charge to equity of $3.3 billion.

Earnings per share were $0.62 in 2008 and $2.99 in 2007. Excluding certain items in both periods, earnings per share were $1.82 in 2008, down from $3.76 in 2007. (See Supplemental Information at the end of the release for a description of certain items.)

Commenting on the Company’s outlook, Liveris said: “As we enter 2009 we are assuming that the late 2008 demand levels will continue for several quarters and possibly beyond. Most of our value chains are running at very low inventory levels, and when a recovery begins, possibly through government stimuli in the back half of the year, the recovery could be rapid. Having said that, we are planning for a global recession throughout 2009 and will continue to take actions on managing our cash and controlling our costs with the same intensity that we demonstrated in the fourth quarter.”

•	Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow

With annual sales of $58 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the "Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Fourth Quarters of 2008 and 2007
Results for the fourth quarter of 2008 were negatively impacted by the following items:
•
Pretax costs totaling $54 million related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter. These costs, which primarily included the repair of property damage and unabsorbed fixed costs, are included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $13 million in Performance Plastics, $1 million in Performance Chemicals, $3 million in Basic Plastics, $15 million in Basic Chemicals, $16 million in Hydrocarbons and Energy, and $6 million in Unallocated and Other.

•
Pretax legal expenses and other costs of $69 million related to the K-Dow transaction that were expensed upon Petrochemical Industries Company’s refusal to close the K-Dow transaction on January 2, 2009. These costs are shown as “Cost of sales” in the consolidated statements of income and reflected in Unallocated and Other.

•
Goodwill impairment losses of $239 million related to the Dow Automotive ($209 million against Performance Plastics) and Polypropylene ($30 million against Basic Plastics) reporting units. The losses are shown as “Goodwill impairment losses” in the consolidated statements of income.

•
Net pretax restructuring charges of $839 million. In December 2008, the Company’s Board of Directors approved a restructuring plan as part of a series of actions to advance the Company’s strategy and respond to the recent, severe economic downturn. The restructuring plan includes the shut down of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $785 million, including asset write-downs and write-offs of $336 million, severance costs of $321 million and costs associated with exit or disposal activities (such as pension curtailment costs and environmental remediation) of $128 million. In addition, the Company recorded a $60 million unfavorable adjustment to restructuring charges recorded in the fourth quarter of 2007 and a $6 million favorable adjustment to restructuring charges recorded in the third quarter of 2006. The net impact of the fourth quarter charges and adjustments, which is shown as “Restructuring charges” in the consolidated statements of income, impacted all operating segments.

•
Pretax charge of $17 million for purchased in-process research and development (“IPR&D”) related to the recent acquisition of assets of Süwestsaat GbR. The charge is shown as “Purchased in-process research and development charges (credit)” in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charges totaling $31 million for legal expenses and other transaction costs related to the pending acquisition of Rohm and Haas Company. These charges are shown as “Acquisition-related expenses” in the consolidated statements of income and reflected in Unallocated and Other.

Results for the fourth quarter of 2007 were impacted by the following items:
•
Net pretax restructuring charges of $582 million. In December 2007, the Company’s Board of Directors approved a restructuring plan that included the shut down of a number of assets and organizational changes within targeted support functions to enhance the efficiency and cost effectiveness of the Company’s global operations. As a result, the Company recorded restructuring charges totaling $590 million in the fourth quarter of 2007.  The charges included asset write-downs and write-offs of $422 million, costs associated with exit or disposal activities of $82 million and severance costs of $86 million. In addition, in the fourth quarter of 2007 the Company recorded an $8 million favorable adjustment to restructuring charges originally recorded in the third quarter of 2006. The net impact of the charges is shown as “Restructuring charges” in the consolidated statements of income.

•	A favorable adjustment of $2 million to IPR&D, reducing the amount originally recorded in the third quarter of 2007 related to the acquisition of Wolff Walsrode.
•	A reduction of $113 million in the provision for income taxes related to a change in the legal ownership structure of the Company’s 42.5 percent interest in EQUATE Petrochemical Company K.S.C.

Years ended December 31, 2008 and 2007
In addition to the items described above for the fourth quarter of 2008, earnings for 2008 were unfavorably impacted by the following third quarter items:
•
Pretax costs totaling $127 million related to Hurricanes Gustav and Ike. These costs, which included the repair of property damage, clean-up costs, unabsorbed fixed costs and inventory write-offs, are included in “Cost of sales” and reflected in the operating segments as follows: $35 million in Performance Plastics, $14 million in Performance Chemicals, $2 million in Agricultural Sciences, $11 million in Basic Plastics, $26 million in Basic Chemicals, $36 million in Hydrocarbons and Energy, and $3 million in Unallocated and Other.

•
Pretax charges totaling $27 million for IPR&D related to the recent acquisitions of assets of Texas Triumph Seed Co., Inc.; Dairyland Seed Co., Inc.; and Bio-Plant Research Ltd; these charges are reflected in Agricultural Sciences.

•	Pretax charges totaling $18 million for legal expenses and other transaction costs related to the pending acquisition of Rohm and Haas Company; these charges are reflected in Unallocated and Other.

In addition to the items described above for the fourth quarter of 2007, earnings for 2007 were unfavorably impacted by the following items:
•
Pretax charges totaling $59 million in the third quarter for IPR&D related to the 2007 acquisitions of assets of Agromen, Exelixis, Duo Maize and Maize Technologies International and the 2007 acquisition of Wolff Walsrode.

•
A $362 million charge against the provision for income taxes related to a change in German tax law enacted in August 2007, which reduced the German income tax rate, resulting in a reduction in the value of the Company’s net deferred tax assets in Germany.

A table showing the impact of these items by operating segment is included with the Operating Segments tables.

The following tables summarize the impact of certain items recorded in the three-month and twelve-month periods ended December 31, 2008 and 2007, and previously described in this section:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Goodwill impairment losses	$(239)	-	$(230)	-	$(0.25)	-
Restructuring charges	(839)	$(582)	(628)	$(436)	(0.68)	$(0.46)
Impact of Hurricanes Gustav and Ike (4)	(54)	-	(34)	-	(0.03)	-
K-Dow related expenses	(69)	-	(44)	-	(0.05)	-
Purchased in-process research and development (charges) credit	(17)	2	(17)	(11)	(0.02)	(0.01)
Acquisition-related expenses	(31)	-	(25)	-	(0.03)	-
Change in EQUATE legal ownership structure	-	-	-	113	-	0.12
Total	$(1,249)	$(580)	$(978)	$(334)	$(1.06)	$(0.35)

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Goodwill impairment losses	$(239)	-	$(230)	-	$(0.25)	-
Restructuring charges	(839)	$(578)	(628)	$(436)	(0.68)	$(0.46)
Impact of Hurricanes Gustav and Ike (4)	(181)	-	(115)	-	(0.12)	-
K-Dow related expenses	(69)	-	(44)	-	(0.05)	-
Purchased in-process research and development charges	(44)	(57)	(44)	(50)	(0.05)	(0.05)
Acquisition-related expenses	(49)	-	(43)	-	(0.05)	-
German tax law change	-	-	-	(362)	-	(0.38)
Change in EQUATE legal ownership structure	-	-	-	113	-	0.12
Total	$(1,421)	$(635)	$(1,104)	$(735)	$(1.20)	$(0.77)
(1)	Impact on “Income (Loss) before Income Taxes and Minority Interests”
(2)	Impact on “Net Income (Loss) Available for Common Stockholders”
(3)	Impact on “Earnings (Loss) per common share – diluted”
(4)
In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $15 million in the fourth quarter of 2008 and $50 million in the third quarter of 2008 in lost margin on lost sales, the equivalent of $0.01 per share in the fourth quarter and $0.03 per share in the third quarter, which is not included in the amounts presented in the table.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions, except per share amounts (Unaudited)	2008	2007	2008	2007
Net Sales	$10,899	$14,227	$57,514	$53,513
Cost of sales	10,493	12,533	52,019	46,400
Research and development expenses	310	354	1,310	1,305
Selling, general and administrative expenses	458	493	1,969	1,864
Amortization of intangibles	24	21	92	72
Goodwill impairment losses (Note B)	239	-	239	-
Restructuring charges (Note C)	839	582	839	578
Purchased in-process research and development charges (credit) (Note D)	17	(2)	44	57
Acquisition-related expenses (Note E)	31	-	49	-
Asbestos-related credit (Note F)	54	-	54	-
Equity in earnings (losses) of nonconsolidated affiliates	(4)	294	787	1,122
Sundry income - net	40	62	89	324
Interest income	14	29	86	130
Interest expense and amortization of debt discount	192	161	648	584
Income (Loss) before Income Taxes and Minority Interests	(1,600)	470	1,321	4,229
Provision (Credit) for income taxes (Note G)	(60)	(27)	667	1,244
Minority interests' share in income	12	25	75	98
Net Income (Loss) Available for Common Stockholders	$(1,552)	$472	$579	$2,887
Share Data
Earnings (Loss) per common share - basic	$(1.68)	$0.50	$0.62	$3.03
Earnings (Loss) per common share - diluted	$(1.68)	$0.49	$0.62	$2.99
Common stock dividends declared per share of common stock	$0.42	$0.42	$1.68	$1.635
Weighted-average common shares outstanding - basic	924.4	945.4	930.4	953.1
Weighted-average common shares outstanding - diluted	931.2	957.5	939.0	965.6
Depreciation	$519	$520	$2,016	$1,959
Capital Expenditures	$692	$764	$2,276	$2,075

Notes to the Consolidated Financial Statements:

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: During the fourth quarter of 2008, the Company recorded pretax charges totaling $239 million for goodwill impairment losses related to the Dow Automotive ($209 million) and Polypropylene ($30 million) reporting units.

Note C: In December 2008, Dow's Board of Directors approved a restructuring plan as part of a series of actions to advance the Company's strategy and respond to the recent, severe economic downturn. The restructuring plan includes the shut down of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $785 million in the fourth quarter of 2008. The charges included asset write-downs and write-offs, severance costs and costs associated with exit or disposal activities. In the fourth quarter of 2008, the Company also recorded a $60 million unfavorable adjustment to the 2007 restructuring charges and a $6 million favorable adjustment to the 2006 restructuring charges.

In December 2007, Dow's Board of Directors approved a restructuring plan that included the shut down of a number of assets and organizational changes within targeted support functions to enhance the efficiency and cost effectiveness of the Company's global operations. As a result, the Company recorded restructuring charges totaling $590 million in the fourth quarter of 2007. The charges included asset write-downs and write-offs, severance costs, contract termination fees, and costs for environmental remediation. In the fourth quarter of 2007, the Company also recorded an $8 million favorable adjustment to the 2006 restructuring charges.

Note D: During the third and fourth quarters of 2008, pretax charges totaling $27 million and $17 million, respectively, were recorded for estimated values assigned to purchased in-process research and development related to recent acquisitions within the Agricultural Sciences segment. In 2007, pretax charges totaling $57 million were recorded for estimated values assigned to purchased in-process research and development. $50 million was related to acquisitions within the Agricultural Sciences segment; $7 million was related to the acquisition of Wolff Walsrode on June 30, 2007.

Note E: On July 10, 2008, Dow and Rohm and Haas Company announced a definitive agreement under which the Company will acquire
Rohm and Haas Company. During the third and fourth quarters of 2008, pretax charges totaling $18 million and $31 million, respectively, were recorded for legal expenses and other transaction costs related to the pending acquisition.

Note F: In December 2008, Union Carbide reduced its asbestos-related liability $54 million based on a new study completed in the fourth quarter by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

Note G: In August 2007, a change in German tax law, which included a reduction in the German income tax rate, was enacted. As a result, the Company adjusted the value of its net deferred tax assets in Germany and recorded a charge of $362 million against the provision for income taxes in the third quarter of 2007. In December 2007, the Company changed the legal ownership structure of EQUATE Petrochemical Company K.S.C., a 42.5 percent joint venture, resulting in a $113 million reduction of the provision for income taxes in the fourth quarter of 2007.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets	Dec. 31,	Dec. 31,
In millions (Unaudited)	2008	2007
Assets
Current Assets
Cash and cash equivalents	$2,800	$1,736
Marketable securities and interest-bearing deposits	-	1
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2008: $124; 2007: $118)	3,782	5,944
Other	3,074	3,740
Inventories	6,036	6,885
Deferred income tax assets - current	368	348
Total current assets	16,060	18,654
Investments
Investment in nonconsolidated affiliates	3,204	3,089
Other investments	2,245	2,489
Noncurrent receivables	276	385
Total investments	5,725	5,963
Property
Property	48,391	47,708
Less accumulated depreciation	34,097	33,320
Net property	14,294	14,388
Other Assets
Goodwill	3,394	3,572
Other intangible assets (net of accumulated amortization - 2008: $825; 2007: $721)	829	781
Deferred income tax assets - noncurrent	3,900	2,126
Asbestos-related insurance receivables - noncurrent	658	696
Deferred charges and other assets	614	2,621
Total other assets	9,395	9,796
Total Assets	$45,474	$48,801

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$2,360	$1,548
Long-term debt due within one year	1,454	586
Accounts payable:
Trade	3,306	4,555
Other	2,227	1,981
Income taxes payable	637	728
Deferred income tax liabilities - current	88	117
Dividends payable	411	418
Accrued and other current liabilities	2,625	2,512
Total current liabilities	13,108	12,445
Long-Term Debt	8,042	7,581
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	746	854
Pension and other postretirement benefits - noncurrent	5,466	3,014
Asbestos-related liabilities - noncurrent	824	1,001
Other noncurrent obligations	3,208	3,103
Total other noncurrent liabilities	10,244	7,972
Minority Interest in Subsidiaries	69	414
Preferred Securities of Subsidiaries	500	1,000
Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	872	902
Retained earnings	17,013	18,004
Accumulated other comprehensive loss	(4,389)	(170)
Treasury stock at cost	(2,438)	(1,800)
Net stockholders' equity	13,511	19,389
Total Liabilities and Stockholders' Equity	$45,474	$48,801
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2008	2007	2008	2007
Sales by operating segment
Performance Plastics	$3,160	$3,968	$15,793	$15,116
Performance Chemicals	1,968	2,126	9,229	8,351
Agricultural Sciences	885	864	4,535	3,779
Basic Plastics	2,167	3,488	12,974	12,878
Basic Chemicals	992	1,630	5,693	5,863
Hydrocarbons and Energy	1,574	2,042	8,968	7,105
Unallocated and Other	153	109	322	421
Total	$10,899	$14,227	$57,514	$53,513
EBIT (1) by operating segment
Performance Plastics	$(479)	$158	$264	$1,390
Performance Chemicals	174	124	1,010	949
Agricultural Sciences	34	(38)	761	467
Basic Plastics	(315)	394	981	2,006
Basic Chemicals	(237)	309	15	813
Hydrocarbons and Energy	(69)	(44)	(70)	(45)
Unallocated and Other	(530)	(301)	(1,078)	(897)
Total	$(1,422)	$602	$1,883	$4,683
Certain items reducing EBIT by operating segment (2)
Performance Plastics	$(333)	$(184)	$(368)	$(180)
Performance Chemicals	(25)	(83)	(39)	(92)
Agricultural Sciences	(20)	(77)	(49)	(127)
Basic Plastics	(181)	(88)	(192)	(88)
Basic Chemicals	(118)	(7)	(144)	(7)
Hydrocarbons and Energy	(34)	(44)	(70)	(44)
Unallocated and Other	(538)	(97)	(559)	(97)
Total	$(1,249)	$(580)	$(1,421)	$(635)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$(1)	$13	$28	$68
Performance Chemicals	86	83	437	382
Agricultural Sciences	-	3	4	4
Basic Plastics	(54)	35	76	176
Basic Chemicals	(20)	135	209	405
Hydrocarbons and Energy	(8)	25	41	87
Unallocated and Other	(7)	-	(8)	-
Total	$(4)	$294	$787	$1,122

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to "Net Income (Loss) Available for Common Stockholders" is provided below:

		Three Months Ended		Twelve Months Ended
		Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
		2008	2007	2008	2007
	EBIT	$(1,422)	$602	$1,883	$4,683
	+ Interest income	14	29	86	130
	- Interest expense and amortization of debt discount	192	161	648	584
	- Provision (Credit) for income taxes	(60)	(27)	667	1,244
	- Minority interests' share in income	12	25	75	98
	Net Income (Loss) Available for Common Stockholders	$(1,552)	$472	$579	$2,887

(2)	See Supplemental Information for a description of certain items affecting results in 2008 and 2007.

Sales Volume and Price by Operating Segment
	Three Months Ended			Twelve Months Ended
	Dec. 31, 2008			Dec. 31, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	(21)%	1%	(20)%	(4)%	8%	4%
Performance Chemicals	(16)%	9%	(7)%	(3)%	14%	11%
Agricultural Sciences	(4)%	6%	2%	8%	12%	20%
Basic Plastics	(23)%	(15)%	(38)%	(12)%	13%	1%
Basic Chemicals	(33)%	(6)%	(39)%	(16)%	13%	(3)%
Hydrocarbons and Energy	(1)%	(22)%	(23)%	5%	21%	26%
Total	(17)%	(6)%	(23)%	(5)%	12%	7%

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2008	2007	2008	2007
Sales by geographic area
North America	$4,088	$5,224	$20,860	$20,498
Europe	3,859	5,267	21,850	19,614
Asia Pacific	1,301	1,668	6,728	6,186
Latin America	1,340	1,599	6,395	5,745
India, Middle East and Africa	311	469	1,681	1,470
Total	$10,899	$14,227	$57,514	$53,513

Sales Volume and Price by Geographic Area
	Three Months Ended			Twelve Months Ended
	Dec. 31, 2008			Dec. 31, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(17)%	(5)%	(22)%	(10)%	12%	2%
Europe	(15)%	(12)%	(27)%	(3)%	14%	11%
Asia Pacific	(22)%	-	(22)%	(1)%	10%	9%
Latin America	(18)%	2%	(16)%	(4)%	15%	11%
India, Middle East and Africa	(34)%	-	(34)%	3%	11%	14%
Total	(17)%	(6)%	(23)%	(5)%	12%	7%